Exhibit 10.4

LICENSE AGREEMENT (English Translation)

This LICENSE AGREEMENT (“Agreement”) is entered into this 11th day of February 2003, by and between:

Webzen Inc, a corporation duly organized and existing under the laws of Republic of Korea (“Korea”) and having its principle office at 6th Floor, Daelim Acrotel Building, 467-6 Dogok-dong, Kangnam-ku, Seoul, 135-971 Korea (“Licensor”);

and

Gameon Co., Ltd., a corporation duly organized and existing under the laws of Japan and having its principle office at 1-4-12 Shibuya, Shibuya-ku, Tokyo, Japan (“Licensee”) (individually referred to as a “Party” and collectively referred to as the “Parties”).

WITNESSETH

WHEREAS, Licensor has developed and currently markets certain online game under the name “MU” (“Software”), the commercial 3D online game;

WHEREAS, Licensee is a corporation that engages in sales, distribution and operation of online games; and

WHEREAS, Licensor wishes to license to Licensee and Licensee wishes to license from Licensor the Software, for the effective term in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.	Definitions

1	“Confidential Information” shall have the meaning ascribed in Article 12.

2	“Deliverable” shall mean such deliverable, including Documentation (as defined below), as is required to be delivered to Licensee by Licensor in relation to the Software in executable version.

3	“Derivative Works” shall mean: (i) for material subject to copyright, registered or unregistered design protection, any work which is based on one or more pre-existing works of the Software, such as revision, modification, improvement, upgrades, translation, abridgment, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted; and (ii) for material subject to trade secret protection, any new material, information or data relating to and derived from the Software, including new material which may be protected by copyright, patent or other proprietary right, and, with respect to each of the above, the preparation and/or use of which, in the absence of this Agreement or other authorization from the owner, would constitute infringement under applicable law.

4	“Documentation” shall mean guides, instruction, manuals and other documents, whether in written or machine-readable form updated and issued by Licensor from time to time for Licensee’s use of the Software.

5	“Effective Date” shall mean the date the Software license is effectively granted subject to the terms and conditions of this Agreement, after the full satisfaction of the considerations as set forth in Article 5 below.

6	“Gross Sales Revenue” shall mean the amount of sales revenue that are acquired by Licensee from the date of commencement of services for fee through the operation of the Software in the Territory by Licensee for fee, where it shall mean the amount of set sales that are deposited to Licensee’s bank account after excise tax has been deducted.

7	“Execution Date” shall mean the date this Agreement is entered into by and between the Parties, through authorized signing hereof.

8	“Intellectual Property Right” shall mean all intellectual property rights worldwide arising under statutory or common law, and whether or not perfected, including without limitation all: (i) patents, patent applications and patent rights; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications, mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information; (iv) any right analogous to those set forth in this Article 1.8 and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, re-issues and extensions of the foregoing (as and to the extent possible) now existing, hereafter filed, issued or acquired.

9	“Localized Versions” shall have the meaning ascribed in Article 2.1.

10	“Software” shall mean the “MU” (in executable version only), the first commercial 3D online game in Korea, including all programs, algorithms, techniques, processes, methods, know-how and other information comprised therein and the Documentation.

11	“Territory” shall mean Japan.

2.	Grant of License

1	Subject to the terms and conditions contained herein starting on the Effective Date, Licensor hereby grants Licensee an exclusive and non-transferable license for Licensee to use Software for the following purposes:

(a)	to translate into and generate localized versions of the Software (“Localized Versions”) for marketing and operation within the Territory;

(b)	to market and operate the Localized Versions within the Territory, which the computer servers for each of the Localized Versions shall be located;

(c)	to provide the online game operation to customers

(d)	to further develop, including generation of the Derivative Works, the Software and the Localized Versions; and

(e)	to support the customers located within the Territory.

2	Licensor hereby grants to Licensee, as the Licensee, an exclusive and nontransferable license to use and modify the Documentation for the purposes stated in Article 2.1.

3	In connection with the license set forth in Article 2.1, the trademark owned by Licensor in relation to the Software shall not be hereby licensed to Licensee. It is expressly acknowledged, however, that Licensee may use any trademark, trade name or service mark in connection with marketing and operation of the Localized Versions under the terms of this Agreement.

4	Licensee shall not use the Software in any manner or for any purpose not expressly permitted under this Agreement, including but not limited to commercial or pecuniary use thereof, and Licensee shall not distribute, dispose of, disclose or otherwise transfer the Software, in whole or in part, in any medium, to any person or entity without Licensor’s express written consent.

5	Licensee shall not have the right to sublicense the licenses granted to it hereunder to any third party.

3.	Rights of Promotion

1	In conjunction with the Agreement, Licensor hereby grants to Licensee an exclusive and non-transferable right to use of the items, including Software provided under the Agreement, graphics, music, characters, booklets and etc. provided by Licensor to Licensee for the promotion and advertisement of the Software (the “Promotion Items”) under the terms and conditions as follows:

(a)	Licensor shall provide and grant the right to use the Promotion Items, for promotion purposes only, to the extent it deems necessary to enable Licensee to promote and advertise the Software;

(b)	The grant of right to use shall be limited to the adoption and development of the Promotion Items solely for the purpose of promotion and advertisement of Software, including the development of posters, picture, booklets, theme music and character products etc.; and

(c)	Licensee shall take due care and exercise its best efforts in promotion of the Software and shall use the Promotion Items for promotion purposes only (the “Promotion Efforts”) as well as to keep Licensor informed of all its activities therein.

2	Licensee may enter into an agreement related to Promotion Efforts with a third party (magazines, medium on internet, ISP or ASP etc.) in order to activate business hereunder in the Territory at its discretion, however, Licensee shall have prior consultation with Licensor in relation to having joint promotion and/or business development etc.

3	Title and ownership of the Software and all Intellectual Property Rights embodied or incorporated in Promotion Efforts or any part thereof, including the Promotional Items, shall at all times remain with Licensor, provided, however, any Promotion Item and/or programs (including internet homepage) produced by Licensee for the promotion of the Software shall have joint ownership, where the specific details thereof shall be separately agreed by the Parties. In the events, the Promotion Items and the Promotion Efforts become products that could yield profits, the license for such Promotion Items and Promotion Efforts shall be separately agreed and granted with the prior written agreement by and between Licensor and Licensee, specifying the terms and conditions thereof including the term of license fee payment and profit sharing ratio.

4.	Delivery

Promptly upon Effective Date of this Agreement, Licensor shall support and cooperate with Licensee regarding the Software, personnel and other services herein, in order to enable Licensee to smoothly provide the services within the Territory. The specific list or schedule for the above, however, shall be agreed upon at a later time between the representatives of the Parties.

5.	Consideration

1	License conditions and consideration

(a)	Exclusive license in the Territory.

(b)	The amount of 30,000,000 Yen (as defined below) shall be paid to Licensor in following terms: (i) 15,000,000 Yen shall be paid to Licensor within thirty (30) days after the Execution Date of this Agreement as non-refundable license fee; and (ii) 15,000,000 Yen shall be paid to Licensor, within ninety (90) days after the payment in (i) above.

(c)	Licensee shall pay to Licensor the success fee of 10,000,000 Yen when the number of the paying customers exceeds 60,000 and 20,000,000 Yen when the number of the paying customers exceeds 120,000.

(d)	Running royalty shall be 28% of the Gross Sales Revenue from the licensed Service of Licensee, which shall be paid to Licensor in accordance with the paragraph (f) below.

(e)	Sales revenue from the licensed Service of Licensee shall meet the minimum guarantee (“Minimum Guarantee”) that shall increase over 5% quarterly. If Licensee fails to meet such Minimum Guarantee in Gross Sales Revenue in two (2) consecutive quarters without reasonable causes, then Licensor may negotiate the transfer of the License granted to Licensee hereunder to a non-exclusive license.

(f)	The running royalty, as set forth in the paragraph (d) above, shall be paid to Licensor quarterly. Licensee shall notify Licensor of Gross Sale Revenue during the relevant quarter untilthe fifteenth (15th) day from the last day of each quarter. After receiving such notice and confirming the amount of Gross Sale Revenue during the quarter, it shall send an invoice to Licensee. Licensee shall remit the invoiced amount through wire-transfer to the bank that Licensor designates for such payments within fifteen (15) days from the receipt of the invoice.

(g)	In case of delay in payment without due causes, a penalty of 3% per day of the due amount shall be accrued and added to the due amount from the due date to the payment date. Such delay in payment shall not exceed twenty (20) days.

(h)	After the delay of payment for more than thirty (30) days, such delay shall constitute a breach of material term and this Agreement may be terminated by Licensor

2	For any taxes and remittance charges, each party shall be responsible for the remittance charges imposed in its own country. Provided that the taxes relating to the remittance charges will be paid in accordance with the regulations of each government.

3	Licensee shall maintain regular complete, clear, accurate records of the sales reports and market reports regarding the Licensee’s use of the Software every quarter. Licensor shall have the right to have or cause a third party to have an inspection and audit of all the relevant accounting and sales books and records of Licensee once per year. Any such audit shall be upon reasonable written notice and shall be conducted during normal business hours and Licensor will bear the cost of such audit. However, if any such audit should disclose any underreporting of payments due, Licensee shall promptly pay Licensor such amounts, including applicable interest.

4	All payments shall be made in Japanese Yen (“Yen”).

6.	Title and Ownership

Title to and ownership of the Software and all Intellectual Property Rights embodied or incorporated therein or any part thereof shall at all times remain with Licensor.

7.	Derivative Works

Any Derivative Works created or invented based on the Software or any Intellectual Property Rights embodied or incorporated in such Derivative Works or any part thereof, shall be exclusively owned by Licensor, provided, however, any programs, software and/or Promotion Items produced on Licensee’s expenses for the promotion of the Software shall have joint ownership.

8.	Training and Technical Assistance

1	Licensor shall permit Licensee’s suitably qualified employees to visit Licensor’s premises for the purpose of receiving training in the technique and process used by Licensor for the Software at no charge from the date of commencement of services for fee. The first of such training shall take place as soon as practicable upon execution of this Agreement. Thereafter, Licensor shall provide the training at the reasonable request of Licensee. However, in case where long-term training is needed at the request of Licensee, the Parties shall separately agree on such matter.

2	From time to time during the term of this Agreement, at the reasonable request of Licensee, Licensor shall provide technical services to Licensee to assist the latter in the use of the Software, by telephone or e-mail, in writing, or by any other means agreed between the Parties, or, if reasonably required, by a visit to Licensee’s premises.

3	In the event employees of a Party should make a business trip or visit the other Party’s premises in order to carryout the business hereunder, each Party shall bear its own expense. However, in case of long-term business trip or dispatch of employee at the request of Licensee, the Parties shall agree on the expenses in reference to the circumstances at the time.

4	In the event Licensor’s employees shall visit Licensee’s premises under Article 8.2, Licensee shall reimburse Licensor cost of air-travel incurred by Licensor’s employees and provide Licensor all necessary assistance to obtain any visa, work permit, or other approval required for entering into and working in the country of Licensee’s premises by Licensor’s employees.

5	In relation to the dispatch of its employees to the premises of the other Party under this Article 8, each Party shall:

(a)	ensure that its employees comply with all security, health and safety and other regulations which apply to or are in force at those premises; and

(b)	indemnify the other Party against any damage to the property of the other Party for any personal injury to any individual which is caused by the negligent act of any such employees at the other Party’s premises.

9.	Development and Other Services by Licensor

From time to time during the term of this Agreement, Licensee may request Licensor to implement and develop for Licensee certain feature and/or functionality in relation to the Localized Versions and the licenses granted hereunder. In such event, Licensor shall perform the requested implementation and development subject to Licensee’s payment of reasonable expenses incurred by Licensor as shall be mutually agreed to. Any software, program, process, method, technique, material, information or data arising out of such implementation or development shall be deemed Derivative Works created or invented by Licensor as set forth in Article 1.3.

10.	Warranty

1	Licensor warrants to Licensee that:

(a)	the Software has been originally developed by or for Licensor and Licensor is entitled to grant the licenses granted hereunder;

(b)	the Software will in all material respects comply with Licensor’s specifications made known to Licensee current at the date of provision to Licensee; and

(c)	to the best of its knowledge, the Software does not infringe upon any third party’s Intellectual Property Rights and that it has not been notified of nor does it currently anticipate the possibility of such infringement. If any problem occurs due to this issue, Licensee shall resolve such problem at its expense.

2	Notwithstanding the foregoing, Licensor shall have no liability for consequences of any changes to the Software made otherwise than by Licensor, and Licensor shall have no obligation to correct, maintain or update any part of the Software which has been the subject of any such change.

11.	Indemnity

Licensor shall indemnify, hold harmless, and at Licensee’s request, defend Licensee and its directors, officers, employees, agents and independent contractors from and against any loss, damage, liability, cost and expenses (including court costs and reasonable fees of attorneys and other professionals) arising out of or resulting from any third party claim that the Software infringes upon Intellectual Property Rights of any third party; provided that Licensee shall: (i) promptly notify Licensor in writing of such claim or action and permit Licensor to answer the charges of infringement and defend such claim or action; and (ii) provide Licensor with information, assistance and authority, at its own expense, to enable Licensor to defend such claim or action.

12.	Confidentiality

1	Licensor and Licensee acknowledge that in the course of performing this Agreement, each of them will obtain information from the other Party that is confidential and proprietary in nature, including without limitation trade secrets, know-how, inventions, techniques, processes, programs, designs, software, documents and date (“Confidential Information”). Each Party shall at all times, both during the term and for three (3) years after termination of this Agreement, maintain in strict confidence all Confidential Information and not disclose such to any third party without prior written consent of the other Party.

2	The obligation of confidentiality under Article 12.1 shall not apply to Confidential Information if:

(a)	it was in the public domain at the time of disclosure by a Party;

(b)	it became known to the receiving Party from a source other than the disclosing Party without breach of this Agreement;

(c)	it was independently developed by the receiving Party; or

(d)	disclosure is required under applicable law, regulation or court decision or order.

13.	Term and Termination

1	Term

(a)	The Term of this Agreement shall be for two (2) years from the date of commencement of Software services for fee;

(b)	Unless either Party gives notices not to renew at least three (3) months prior to expiration of this Agreement, this Agreement shall continue to be automatically renewed for two (2) year period each. The time for commencement of services for fee shall be set through agreement between the Parties; and

(c)	This Agreement shall become effective from the Effective Date and shall terminate after two (2) years from the date of commencement of Software services for fee hereof. However, Licensee must obtain Licensor’s prior consent before the commencement of Software services for fee.

2	Termination

Each Party shall have the right to terminate this Agreement by giving a written notice to the other Party in the following circumstances:

(a)	when the other Party breaches any material term of this Agreement, and such breach is not cured within ten (10) days of written notice thereof from the non-breaching Party;

(b)	when the other Party becomes bankrupt or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business, or becomes unable to pay its debts as they become due;

(c)	when a majority ownership interest of the other Party has been sold, assigned or otherwise transferred to a third party which is in competition with the Party;

(d)	if the conditions or consequences of Force Majeure as specified in Article 15.1 below prevails for a period in excess of six (6) months with the result of major impairment to the performance by the other Party of its obligations hereunder, and the Parties have been unable to find an equitable solution thereof; or

(e)	when Licensor merges with another company and after resolution for transfer all or significant part of its operation, succeed this Agreement.

3	Consequences of Termination

(a)	Upon termination of this Agreement the Parties shall be released from all obligations and liabilities occurring or arising after the date of such termination;

(b)	The Licensee’s obligation to make payment of any unpaid royalty due at the time of the termination as well as the provisions of Articles 5, 6, 9, 10, 11, 12, and 13 shall survive any termination of this Agreement; and

(c)	Termination of this Agreement for breach by a Party of any material term hereof shall be without prejudice to the non-breaching Party’s right to pursue all available remedies at law or in equity.

14.	Governing Law and Dispute Resolution

1	The validity, interpretation and performance of this Agreement, shall be governed by the laws of Korea.

2	Any dispute, which cannot be resolved by amicable consultation within reasonable time, shall be finally settled by arbitration to be conducted in accordance with the then effective Arbitration Procedure of the Korean Commercial Arbitration Board. The arbitration proceeding shall take place in Seoul, Korea and be conducted in the Korean language. The arbitral award shall be final and binding on the Parties and may be enforced by any court having competent jurisdiction over any of the Parties hereto. Notwithstanding the foregoing, any Party may seek from a court of law injunctive relief pending the rendition of the arbitral award.

15.	Miscellaneous Provisions

1	Force Majeure

Neither Party shall be liable to the other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riot, civil commotion, hostilities between nations, law, governmental order or regulation, embargo, action by a government or any agency thereof, act of God, storm, fire, accident, strike, sabotage, explosion or other similar contingencies which are beyond the reasonable control of such Party.

2	Notices and Deliverable

(a)	All notices, consents, approvals or other formal communications required of the Parties hereto by this Agreement shall be in writing. All such communications shall be delivered by hand or by facsimile transmission or prepaid post, addressed to the other Party at the following address or at such other address as has been notified by a Party. Such communications shall be deemed to have been delivered at the time of delivery (if delivered by hand), at the time of transmission (if served by facsimile) or on the seventh (7th) business day after the date of posting (if served by prepaid post).

To Licensor

Address:	6th Floor, Daelim Acrotel Building,
467-6 Dogok-dong, Kangnam-ku,
Seoul, 135-971 Korea
Facsimile:	02-2057-2568

To Licensee

Address:	6th Floor, Tomida Building
1-4-12 Shibuya, Shibuya-ku,
Tokyo, 150-0002 Japan
Facsimile:	03-5774-4556

(b)	Deliverables and Documentations required to be sent between the Parties shall be delivered by hand or by facsimile transmission or by electronic transmission or prepaid post, addressed to the other Party at the above address or at such other address as has been notified by a Party. Such Deliverables shall be deemed to have been delivered at the time of notice of receipt by the receiving Party or at the time of delivery (if delivered by hand), at the time of transmission (if served by facsimile or by electronic means) or on the seventh (7th) business day after the date of posting (if sent by prepaid post).

3	Assignment

Neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, except as provided hereunder, whether by operation of law or otherwise, by either Party without the prior written consent of the other Party.

4	Modification and Amendment

No modification, change or amendment of this Agreement shall be binding upon the Parties hereto except by mutual express consent in writing of subsequent date signed by an authorized officer or representative of each of the Parties hereto.

5	Non-waiver

No waiver by any Party at any time of any breach of any of the terms and conditions of this Agreement shall be interpreted as any waiver of any other or subsequent breach, whether of the same or of any other terms and conditions of this Agreement.

6	Entire Agreement

All of the agreements and understandings between the Parties with reference to the subject matter of this Agreement are embodied herein, and this Agreement supersedes all prior agreements and understandings between them with reference to such subject matter.

7	Severability

If any provision hereof is found invalid or unenforceable under applicable laws, the remainder of this Agreement shall nevertheless remain valid and enforceable according to its terms.

8	Successors and Assigns

This Agreement shall be binding upon, and inure to the benefit of, each Party and its successors and assigns. Nothing contained in this Agreement, express or implied, shall be deemed to confer any right or remedy upon any Party against, or obligate any Party to, any person or entity other than the Parties.

9	Language and Counterparts

This Agreement has been executed in two (2) copies, one (1) in Korean and one (1) in Japanese, which in the event of dispute, the Korean Agreement shall prevail.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

WEBZEN		Gameon Co., Ltd.

By:	/S/ Nam-Ju Kim	By:	/S/ Jong-Shin Kim

Name:	Nam-Ju Kim	Name:	Jong-Shin Kim
Title:	CEO	Title:	President